NEWS RELEASE

FOR IMMEDIATE RELEASE
Gulfport Energy Corporation
14313 N May Avenue, Suite 100
Oklahoma City, OK 73134
Phone: (405) 848-8807
Fax: (405) 848-8816

For Further Information
Contact: Mike Liddell
(405) 848-8807 - Ext.106

Gulfport Energy Corporation Announces Sale of Common Stock, Redemption of Outstanding Preferred Stock, Exercise of Warrants for Common Stock and 2005 Exploration and Development Plans

OKLAHOMA CITY, OKLAHOMA - February 25, 2005 - Gulfport Energy Corporation (Symbol: GPOR.OB), in two separate transactions with accredited investors completed on February 18, 2005 and February 23, 2005, respectively, sold an aggregate of 4,000,000 shares of its common stock, par value $0.01 per share, at a price of $3.50 per share for gross proceeds to the Company of $14.0 million. The purchasers in one transaction were Southpoint Capital Fund LP, Southpoint Qualified Fund LP and Southpoint Offshore Operating Fund LP. The purchasers in the other transaction were Harbert Distressed Investment Master Fund, Ltd. and Alpha U.S. Sub Fund VI, LLC.

Separately, on February 23, 2005, holders of a majority of the warrants issued by the Company in its 2002 preferred stock offering elected to exercise their warrants for shares of Gulfport’s common stock. As a result, the Company issued approximately 7,336,687 shares of common stock to these warrant holders in exchange for cash proceeds of approximately $8.7 million. On February 23, 2005, the Company used these proceeds, along with a portion of the proceeds from the sale of common stock, to redeem 12,502 shares of the 14,271 shares of the Company’s outstanding Series A preferred stock for an aggregate of $12.5 million including accrued but unpaid dividends. After the sale of common stock, exercise of the warrants and redemption of preferred stock, Gulfport received net proceeds of $10.2 million. We intend to use these net proceeds, together with cash-on-hand of approximately $5.0 million and cash from operations, to redeem, all or in part, the remaining outstanding shares of preferred stock, to execute the Company’s 2005 drilling program and explore acquisition opportunities. The Company is also negotiating a $30.0 million credit facility ($18.0 initial availability) which, if consummated, will enhance Gulfport’s ability to accelerate and expand drilling operations and more aggressively seek out other investment opportunities.

Exhibit 99.1
1

Gulfport plans to commence its 2005 drilling program at the West Cote Blanche Bay Field in St. Mary Parish, Louisiana in March of 2005. Gulfport has budgeted approximately $25.0 million to drill approximately 20 to 25 wells. The wells to be drilled were previously identified by the Company’s reserve engineers as proved undeveloped reserve locations but Gulfport will also explore for possible and probable reservoirs by going deeper and directionally guiding the bit for untapped fault blocks.

Gulfport’s other primary asset is the East Hackberry Field located in Cameron Parish, Louisiana. The Company has completed seismic permitting and received final regulatory approval for a forty-two square mile, three dimensional (3-D) seismic survey with an estimated cost of approximately $4,500,000. Gulfport began the seismic data acquisition during the fourth quarter of 2004 and hopes to have the final processed seismic data during the third quarter 2005. Since this portion of the Hackberry dome has never been included in a 3-D seismic survey, the Company believes the shoot will reveal undrilled fault blocks that will allow Gulfport to drill new wells to both shallow and deep targets in the field. The drilling programs in Hackberry should commence by September of 2005.

Mike Liddell, Gulfport’s Chief Executive Officer, commented “Gulfport plans to capitalize on rising commodity prices by aggressive drilling programs in both its West Cote Blanche Bay and East Hackberry fields to both exploit the Company’s proved undeveloped prospect inventory and find and develop new previously unidentified reserves. Gulfport is in the fortunate position of being prospect rich in a prospect poor market. We will also continue our production enhancement operations in our WCBB field. This should allow us to increase our production profiles for 2005.”

Gulfport is an independent oil and gas exploration and production company with its principal properties located in the Louisiana Gulf Coast area. The Company seeks to achieve reserve growth and increased cash flow from operations through low risk development activities on its existing properties.

Exhibit 99.1
2

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport Energy Corporation (“Gulfport” or the “Company”), a Delaware corporation, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward looking statements, whether as a result of new information, future results or otherwise.

Exhibit 99.1
3